AMENDMENT NO. 6
TO
INVESTMENT SUB-ADVISORY AGREEMENT

         THIS AMENDMENT NO. 6 TO INVESTMENT SUB-ADVISORY
AGREEMENT (the "Amendment") is dated as of June 7, 2010, by and among THE VARIABLE ANNUITY LIFE INSURANCE COMPANY ("VALIC"), a
Texas Corporation,  and SUNAMERICA ASSET MANAGEMENT CORP. (the
"Sub-Adviser").


	RECITALS

         WHEREAS, VALIC and VALIC Company I ("VC I") entered into an Investment Advisory Agreement dated January 1, 2002, with respect to the Covered Funds reflected in Schedule A; and

         WHEREAS, VALIC and the Sub-Adviser are parties to that certain Investment Sub-Advisory Agreement dated January 1, 2002 with respect to the Covered Funds; and

         WHEREAS, the parties wish to amend Schedule A to the Agreement to reflect the addition of the Covered Fund of the Dividend Value Fund.

         NOW, THEREFORE, in consideration of the mutual promises set forth herein, VALIC and the Sub-Adviser agree as follows:

1.	Schedule A Amendment. Schedule A to the
Agreement is hereby amended to reflect that the Sub-
Adviser will manage the assets of the Dividend Value
Fund and shall be compensated on those assets managed, in accordance with Section 2 of the Agreement, at the fee rate reflected in Schedule A attached hereto.

2.	Counterparts.  This Amendment may be executed in
two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument.

3.	Full Force and Effect.  Except as expressly
supplemented, amended or consented to hereby, all of the representations, warranties, terms, covenants and conditions of the Agreement shall remain unchanged and shall continue to be in full force and effect.

		4.	Miscellaneous.  Capitalized terms used but not
defined herein shall have the meanings 				assigned
to them in the Agreement.

         IN WITNESS WHEREOF, the undersigned have executed this Amendment No. 6 as of the date first above written.

THE VARIABLE ANNUITY LIFE 			SUNAMERICA
ASSET MANAGEMENT CORP.
INSURANCE COMPANY

By:   	/S/ KURT W. BERNLOHR			By:	/S/
PETER A. HARBECK

Name:  	Kurt W. Bernlohr			Name:	Peter A. Harbeck

Title:	Senior Vice President			Title:	Vice President & Secretary




SCHEDULE A
COVERED FUND(S)

Effective June 7, 2010

Annual Fee computed at the following annual rate, based on average daily net asset value for each month on that portion of the assets managed by SUB-ADVISER, and payable monthly:

   Covered Fund					Fee

Dividend Value Fund	0.350% on the first $250 million
			0.325% on the next $250 million
			0.300% on the next $500 million
			0.275% over $1 billion

Government Securities Fund 	0.25% on the first $200 million
				0.20% on the nest $300 million
				0.15% over $500 million

Growth & Income Fund 		0.25% on the first $500 million
				0.225% over $500 million

Large Capital Growth Fund	0.425% on the first $250 million
				0.375% on the next $250 million
				0.325% over $500 million

Money Market Fund		0.12%